SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 10, 2006
(Date of Earliest Event Reported)

INTERNATIONAL AMERICAN TECHNOLOGIES INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	0-509123	88-0225318
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On August 10, 2006, the International American Technologies, Inc. (the "Registrant", "Company" or "IMTG") entered into a series A convertible preferred stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which the Company sell and issue up to eight hundred thousand thirty three thousand thirty three (833,333) shares of series A convertible preferred stock (paying an eight percent dividend per annum until conversion), (the "Preferred Stock") at a price of $1.80 per share to Vision Opportunity Master Fund, Ltd. ("VOMF"). Each Preferred share shall be convertible into ten (10) shares of common stock of the Company at the holder’s option at any time. In addition, VOMF as the purchaser of the Preferred Stock shall receive Series A Warrants to purchase additional shares of IMTG at a price of $.18 per share for a total consideration of $1,500,000 during the period of one year, and VOMF shall receive Series B Warrants to purchase additional shares of IMTG at a price of $.18 per share for a total consideration of $1,500,000 during the period of five years from date of first funding by VOMF.

Within 60 days from the date of the closing, the Company will undertake to file a registration statement covering the shares of common stock underlying the Preferred Stock and Warrants to be issued pursuant to the Preferred Stock Purchase Agreement.

Simultaneously with this transaction, Mr. Carl Hammonds, President of Hammonds Technical Services, has agreed to exchange his 49% equity interest in Hammonds Technical Services into 16,000,000 restricted common stock of IMTG. As a result, Hammonds Technical Services and its subsidiaries become wholly-owned subsidiaries of the Registrant.

These securities were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Series A Convertible Preferred Stock Purchase Agreement, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American International Industries, Inc.
By: /s/ Gary D. Woerz, President and Chief Financial Officer

Date: August 14, 2006